Exhibit 10.1

DEPOMED, INC. BONUS PLAN

Depomed’s Bonus Plan is designed to provide employees with a performance-based plan that rewards the achievement of individual goals and corporate performance. Such Bonus Plan is administered at the absolute discretion of the Company’s Management, including its Board of Directors.

Background

Depomed has a history of rewarding its high performing employees for their efforts and accomplishments. As the Company continues to mature and grow, we have formalized the structure of employees’ activities to be consistent with Depomed’s Corporate Goals and have defined a specific process for calculating bonuses consistent with employees’ individual contributions. Management and the Board of Directors maintain absolute discretion in administering this plan so that it remains flexible in meeting the changing needs of the organization.

All levels of Depomed employees have been directed to establish individual goals and objectives consistent with Depomed’s Corporate Goals. By following their defined goals and objectives, the employees’ activities will focus on and directly support the Corporate Goals. These goals are to be reviewed together by employees and their supervisors on an ongoing basis throughout the calendar year. The review period for accomplishing the current calendar year’s goals and objectives ends on December 31.

Eligibility

All existing, regular employees who work at least 30 hours per week will be eligible to participate in the Plan. New employees who join the company by August 1 will be eligible to participate in the current year’s plan on a pro-rated basis.

Bonus Target

A “Bonus Target” has been identified for different levels of personnel and is based on a percentage of base pay. The Bonus Target is based on two elements, including the employee’s individual contribution and the achievement of the corporate goals. If, in management’s opinion, an individual achieves all their goals, they could be eligible to receive the entire bonus target percentage at the end of the year, subject to overall corporate performance. This is explained in more detail below.

Corporate Multiplier

The portion of the Bonus Target attributed to the Corporate Goals will be subject to a “Corporate Multiplier,” which will reflect the Company’s overall success and fiscal concerns. In a year, where the corporate goals are met and the Company’s finances are on target, the Corporate Multiplier could be 100%. Conversely, in a year where only a portion of the corporate goals are met and finances are not on target, a corporate multiplier of 75%, 50% or zero, for example, might be applied to the Bonus Target. At the end of the subject year, the Company’s performance will be evaluated by the CEO, COO, CFO and the Compensation Committee of the Board of Directors and the Corporate Multiplier will be set.

The Bonus Targets have been set as follows:

		Weighting Related to
	Bonus Target	Corporate Goals	Personal Goals
CEO	50%	80%	20%
COO	40%	70%	30%
Vice Presidents	35%	60%	40%
Sr./Directors/Assoc. Directors	25%	60%	40%
Sr./Managers	15%	50%	50%
Supervisors	10%	40%	60%
Independent Contributors	5%	20%	80%

Weighting of Goals

For each individual goal identified, a weight will be assigned reflecting the significance of the goal and the level of effort required to achieve it; the combined weight of the different goals should total 100%. When establishing the weight for a given goal, attention should be paid to the significance of the goal and the effort required. For example, an ongoing goal that consumes 50% of someone’s time for the year would receive a weight of 50%; a fixed-term goal or standard that consumes 100% of an employee’s effort for three months would receive a weight of 25% (reflecting 25% of the year). Other goals or standards will be weighted and judged based on their significance or potential impact to the company. For instance, a new multi-million dollar deal with a new partner, might be weighted at 70%, regardless of the time involved to finalize the terms. Or, a goal to streamline a new procedure in the lab and resulting in significant time savings, might result in a weight of 75% (given that the impact on the company is significant and long-lasting).

Bonus Calculation

Throughout the year and at year-end, employees’ goals and achievements will be assessed by management. An employee who achieved an individual goal will receive a “1” for full credit of the goal; a goal that is well under way, but has not been fully achieved could receive a “.5” for partial credit; a goal not achieved will receive a “0” for no credit. An employee who not only achieved his or her goal, but well exceeded expectations, resulting in tangible evidence of significant improvement of the well being of the company, could receive a rating in excess of “1”. Management maintains absolute discretion in determining the scope and impact of accomplishments as well as taking into consideration key management and employee behavioral attributes and job skills that are monitored on a quarterly basis.

Performance Assessment and Payment of Bonuses

In early January, following the plan year, individual and corporate goals will be assessed and performance reviews will be prepared and delivered to employees. Bonuses will be calculated and payment of bonuses will be made to employees no later than March 15.

Employees must be employed by Depomed on the day payment is made to be eligible for a bonus payment. No employee, who has been under formal disciplinary action, will be eligible to receive a bonus for that calendar year.

Depomed retains the right to alter or eliminate the Plan and its terms and conditions at any time and for any reason, before, during or after the plan year. All decisions made by Management, including the Board of Directors, will be in their absolute discretion, final and not subject to dispute.

No participant shall have any vested right to receive any payment until actual delivery of such compensation. This plan does not constitute a contract or other agreement concerning employment with Depomed. Employment at Depomed is “at will” and may be terminated at any time by Depomed or by the employee, either with or without cause.